Exhibit 99.1

news release

Contacts:

Company	Morgen-Walke Associates
inSilicon Corporation	Investor Relations
Gervais Fong	Kip Meintzer
+1.408.570.1650	TeresaThuruthiyil
gervais_fong@insilicon.com	Financial Media Relations
Ron Heckmann
+1.415.296.7383

AMD Selects inSilicon’s USB 2.0 Transceiver IP

For Future Chips

inSilicon and Tality Extend USB 2.0 Leadership to Mixed-Signal Technology

San Jose, CA — March 4, 2002 — inSilicon Corporation (Nasdaq: INSN) — a leading provider of communications intellectual property (IP) technology for innovative wired and wireless products — today announced that AMD, the world’s second-largest supplier of Microsoft® Windows®compatible PC processors and a leading supplier of non-volatile (flash) memory, has licensed inSilicon’s USB 2.0 Transceiver IP for use in future AMD chip designs.

Under the terms of the agreement, AMD is licensed to incorporate inSilicon’s USB 2.0 Transceiver Macrocell Interface (UTMI) PHY (USB 2 PHY) into future chip designs to provide reliable, cost-efficient USB 2.0 connectivity.

Developed jointly with Tality, a subsidiary of Cadence Design Systems, inSilicon’s USB 2 PHY converts real world analog signals to digital USB logic in a PC or peripheral. The USB 2.0 UTMI PHY is the world’s first semiconductor intellectual property (IP) product to pass full USB 2.0 compliance testing, an essential factor in ensuring functionality and interoperability in next-generation USB 2.0 PC and consumer products. The USB 2.0 standard accelerates performance by 40 times over USB 1.1. inSilicon has included features to its UTMI PHY that enable its use in either a PC host or peripheral.

“We chose inSilicon because of their leadership in USB semiconductor IP and our confidence in their ability to deliver on a mixed-signal design,” said Vinod Menon, director of Connectivity Solutions at AMD. inSilicon’s certified USB 2 PHY technology was chosen because of the compatibility of its USB 2.0 physical interface technology with USB 2.0 target devices, which helps reduce design risk and improve time-to-market.”

“inSilicon is pleased to have been selected to supply this key technology to a company of AMD’s stature and market position,” said Barry Hoberman, chief executive officer of inSilicon Corporation. “Their decision reflects the significant progress inSilicon has made in entering the mixed-signal technology business. For AMD’s customers, this will speed their deployment of the coming generation of USB 2.0 capable equipment.”

“We’re very happy to hear AMD has chosen the inSilicon USB 2.0 Transceiver IP that Tality partnered with inSilicon to develop,” stated Tim Henricks, vice president and general manager of analog and mixed signal design services at Tality. “The combination of Tality’s high-performance data communications signal processing expertise and inSilicon USB 2.0 PHY technology, offers the best total integrated solution for AMD and their customers.”

About inSilicon
inSilicon Corporation is a leading provider of communications semiconductor intellectual property used by semiconductor and systems companies to design systems-on-chip that are critical components of innovative wired and wireless products. inSilicon’s technology provides customers faster time-to-market and reduced risk and development cost. The company’s broad portfolio of analog and mixed-signal products and enabling communications technologies, including Java™ acceleration, Bluetooth, Ethernet, USB, PCI, and IEEE-1394, are used in a wide variety of markets encompassing communications, consumer, computing, and office automation. Information about inSilicon products and technologies is available at http://www.insilicon.com.

About AMD
AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor’s 500 company, produces microprocessors, Flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $4.6 billion in 2000. (NYSE: AMD).

About Tality
Tality Corporation, a subsidiary of Cadence Design Systems, Inc. (NYSE:CDN), is the world’s largest electronic product development outsourcing provider. Leading and emerging technology companies around the globe leverage Tality’s engineering services and intellectual property for the design of complex electronic systems and integrated circuits. Tality is headquartered in San Jose, California. For more information about Tality, please visit us at www.tality.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside inSilicon’s control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see inSilicon’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K. inSilicon disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of inSilicon.

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inSilicon is a trademark of inSilicon Corporation. Java™ is a trademark of Sun Microsystems. AMD is a trademark of Advanced Micro Devices, Inc.